Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED DECEMBER 31, 2009,
FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED MARCH 1, 2010
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, February 26, 2010
Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2009 amounted to $11,302,000 compared with $23,662,000 for the fourth quarter of 2008. Consolidated net income for the year ended December 31, 2009 was $54,073,000 compared with $82,116,000 for 2008. The 2008 figures included after-tax investment gains of $4,554,000 realized in the fourth quarter. There were no realized investment gains or losses in 2009.
Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain (loss)	$6,148	$1,203	$7,222	$(2,942)
Investment income	13,459	17,689	55,781	64,274
CORT furniture rental business	(1,951)	1,009	(1,359)	15,744
Precision Steel businesses	211	(574)	(648)	842
Other income (loss)	(6,565)	(219)	(6,923)	(356)
Realized investment gains	—	4,554	—	4,554

Consolidated net income	$11,302	$23,662	$54,073	$82,116

Per share	$1.58	$3.32	$7.59	$11.53

Wesco’s consolidated net income, excluding realized investment gains, decreased by $7.8 million for the fourth quarter of 2009 and $23.5 million for the year, from the corresponding 2008 figures. Several factors were involved, including (1) the detrimental effects of the weak economic environment on CORT’s and Precision Steel’s businesses, (2) a decrease in investment income resulting mainly from declining interest yields on investments, and (3) a writedown in the carrying value of real estate held for sale, partially offset by (4) improved insurance underwriting results.
During 2009, Wesco’s book value increased to $2.55 billion ($358.26 per share) from $2.38 billion ($333.96 per share) one year earlier. The increase was attributable principally to overall improvement in the fair value of Wesco’s investments, as well as net income, less dividends paid to shareholders, for the year.

In connection with last year’s announcement that Kansas Bankers Surety Company would exit the bank deposit guarantee bond line of insurance as rapidly as feasible, outstanding deposit guarantee bonds have been reduced from an aggregate of $9.7 billion, insuring deposits in 1,671 institutions as of September 30, 2008, to $33 million, insuring deposits in 10 separate institutions, currently.
Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
Wesco’s Form 10-K for the year ended December 31, 2009 will be filed electronically with the Securities and Exchange Commission next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Wesco’s 2009 printed annual report, including the letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) and mailed to shareholders, next month.
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